Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

January 18, 2007	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

     Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported total assets as of 12/31/06 of $351,814,542 compared to total assets of $353,827,564 as of 12/31/2005. Earnings for the year ended December 31, 2006, were reported as $3,375,448 or $0.82 per share, compared to $3,420,635 or $0.84 per share in 2005. Book value at year end was $7.44 per share compared to $7.15 per share as of 12/31/05.

     In commenting on the year's activity and financial performance, Chairman and CEO Richard White said "Bank earnings were actually slightly ahead of last year's, but at the holding company level we had some unanticipated expenses that dropped our earnings to less than last year. Loan growth was strong again this year," added White, "with the result that our loan portfolio, including loans held for sale at year end was $269,296,026, up from $252,209,537 as of the end of last year, an increase of 6.78%. During the course of the year we let some of our investments mature, and borrowed funds from the Federal Home Loan Bank to fund our lending activity, and then when deposits came in this fall, as they traditionally do, we paid back these borrowings. So while total assets fell by approximately 1/2 of 1%, our deposits actually grew about 6.7MM or 2.27%."

     President and Chief Operating Officer Stephen Marsh said that in some respects 2006 was a challenging year, as the bank had to deal with a flat or inverted yield curve, which made it difficult to earn as much spread income as normal. "Nevertheless," Marsh said, "we managed to stay under our budget in non interest expense and come in over budget in non interest income, thereby offsetting the narrowing spreads somewhat. Furthermore, we ended the year on a positive note, with earnings for the 4th quarter of $1,113,343 or $0.27 per share, compared to $1,015,338 or $0.25 per share for the same period a year ago."

     The Company's Board of Directors has declared a cash dividend of $0.17 per share, payable February 1, 2007 to shareholders of record as of January 15, 2007.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.